Exhibit 99

FOR IMMEDIATE RELEASE
May 13, 2008

FOR ADDITIONAL INFORMATION
Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource Executive Vice President and Chief Financial Officer
Michael W. O’Donnell announces plan for retirement
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) Executive Vice President and Chief Financial Officer Michael W. O’Donnell has announced his plan to retire from the company in 2009 after more than 30 years in the energy industry.
Prior to year’s end, O’Donnell will retire from the NiSource CFO position, which includes responsibilities for corporate finance, treasury, accounting, corporate tax, financial planning and corporate planning functions. He will remain in an Executive Vice President role reporting to NiSource President and CEO Robert C. Skaggs through 2009, focusing on a number of ongoing projects and business activities for NiSource.
“This is the ideal time for me to retire as CFO of NiSource,” O’Donnell said. “Most of the legacy issues have been resolved, the leadership of the company is the best it has ever been, and Bob Skaggs has put together a challenging but achievable business plan that we can all be proud of. It has been my great honor to serve NiSource and its Board, investors and other stakeholders. It has been a privilege working with all the wonderful people I have met at the company over the years.”
“Mike’s financial leadership and wise counsel have been extremely valuable to NiSource over the years,” NiSource Board of Directors Chairman Ian M. Rolland said. “He is regarded throughout the energy industry and the financial community as a highly capable financial executive whose professionalism, dedication and integrity have been hallmarks of his career.” Rolland noted that O’Donnell was honored recently as Corporate Plan Sponsor of the Year by the Institutional Investor Awards for Excellence in Investment Management. The award honors outstanding achievements of executives who manage U.S. pension plans, endowments and foundations.
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“Mike has worked tirelessly and played an essential role in NiSource’s successful efforts to establish a stable financial footing for long-term, sustainable growth,” Rolland added. “On behalf of the entire NiSource Board, I express my deep appreciation to Mike for his many contributions and wish him and his family all the best in the future.”
Skaggs also acknowledged O’Donnell’s many contributions to NiSource.
“I have had the great pleasure and privilege to work closely with Mike O’Donnell throughout most of my career,” Skaggs said. “As a member of the NiSource executive team — and prior to that time with Columbia Energy Group — Mike has played a key role in virtually every major business development in our recent history, including the NiSource/Columbia merger. His knowledge and expertise are not only recognized and respected across the energy and financial industry, but they have been truly invaluable assets to our company and to me as I assumed the role of CEO at NiSource. The entire NiSource team is grateful to Mike for his many contributions, commitment, leadership and friendship.”
Skaggs said the appointment of a successor to O’Donnell as the company’s next CFO is a high priority for him and the NiSource Board and that an announcement is expected in the near future.
O’Donnell began his career with the Columbia Gas System in 1971 as a financial analyst. While with Columbia, he held positions of increasing responsibility including director of finance, vice president of finance, executive vice president and chief financial officer of the Columbia distribution companies and chief financial officer of the Columbia Gas System. He was elected chief financial officer of Columbia Energy Group in 1993 and held that position until NiSource acquired Columbia in November 2000. Concurrent with the acquisition, O’Donnell was named executive vice president and chief financial officer of NiSource.
O’Donnell serves on the Audit Committee and Board of Directors of Energy Insurance Mutual and the Investment Committee of the Legacy Foundation in Northwest Indiana. He is a member of the Audit Committee and Management Committee of the Chicago South Shore and South Bend Railroad. He also is a member of Financial Executives International, American Gas Association, Beta Gamma Sigma and Omicron Delta Epsilon.
A native of Philadelphia, O’Donnell earned a bachelor’s degree with honors in economics from Temple University and won the school’s Economics Award. He spent two years in the U.S. Army and served in Vietnam with the 9th Infantry Division.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
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Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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